ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of March 14, 2007 (this “Agreement”) is made and entered into by and between Tix Corporation, a Delaware corporation (“Purchaser”), and John’s Tickets LLC, an Ohio limited liability company dba Any Event Tickets (“Any Event”) and John Pirample, sole member of Any Event (together with Any Event, the “Seller”), on the other hand.

A. Any Event is a ticket brokerage firm, with offices located in Las Vegas, Nevada and Cleveland, Ohio, and Seller wishes to sell to Purchaser the assets listed in Exhibit A, attached hereto (“Seller’s Assets”).

B. Purchaser wishes to purchase Seller’s Assets from Seller.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person; or (ii) an officer, director, member or partner of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether its the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time.

“Applicable Law” shall mean, with respect to any Person, any statute, law, regulation, order, injunction, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, and assets.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority.

“Books and Records” of Seller shall mean copies of all books and records, ledgers, employee records, customer lists, files, correspondence, computer data bases, accounting information and other records of every kind, whether written, computerized or maintained in any other medium, which are owned by Seller or in which Seller has any interest, which in each case relates to Seller’s Assets.

“Closing” shall mean the consummation of the transactions contemplated in this Agreement.

“Closing Date” shall mean the date upon which the Closing occurs.

“Domain Names” shall mean the Internet registered domain name anyevent.com currently registered with registrar GoDaddy.com, Inc. and all other domain names set forth in Exhibit A attached hereto.

“Indemnified Party” shall have the meaning specified at Section 13.3.

“Indemnifying Party” shall have the meaning specified at Section 13.3.

“Intellectual Property” shall mean all intangible properties relating to Seller’s Assets and in which Seller has any interest (including the right to use by license or otherwise), and includes, without limitation, all of the following (to the extent related to the foregoing): (i) all trademarks, service marks, trade names, trade dress, domain names, logos, corporate names, slogans and commercial symbols, all applications therefor, and all associated goodwill, including, without limitation, the Domain Names and the Marks; (ii) all copyrights, all applications therefor and all associated goodwill; (iii)  all technical information, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, and related data, and all associated goodwill; (iv) all “software” and all documentation thereof (including all electronic data processing systems and program specifications, functional specifications, source and object codes, algorithms, architecture, input data, report layouts and format, record file layouts, diagrams, narrative descriptions and flow charts) (collectively, “Software”); (v) all other inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, financial, marketing and business data, pricing and cost models and information, business and marketing plans, operating procedures, customer and supplier lists, vendor numbers, knowledge of customer preferences and buying practices and all other ideas (including those in the possession of third parties, but which are the property of Seller); (vi) all drawings, records, books or other tangible media embodying the foregoing; (vii) all rights to obtain and rights to register patents, trademarks and copyrights; and (viii) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

“Inventory” shall mean all sporting events tickets, concert tickets, tour tickets, theatre tickets, and all other tickets held by Seller for sale to the general public.

“Knowledge” shall mean, with respect to Seller, the actual knowledge of Seller.

“Licenses and Permits” of Seller shall mean all licenses and permits issued to Seller or in which Seller has any interest (including the right to use).

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, right of first refusal, or any other adverse claim or right whatsoever.

“Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 13.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Marks” shall mean any and all associated rights in and to any Domain Name trademarks (whether registered or unregistered), trade names, service names, logos and designs, including, without limitation, all designs, logos or word marks that incorporate, constitute or comprise the words, phrase or term “anyevent.com.”

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), or government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof).

“Purchaser Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Purchaser in connection with this Agreement.

“Purchase Price” shall have the meaning specified at Section 4.1.

“Registrar” shall mean the registrar GoDaddy.com, Inc. (www.godaddy.com) with which the Domain Name anyevent.com is registered, and an entity that has responsibility and procedures in place for effecting transfers of .com domain names from a registrant to another party and for effecting transfers of .com domain names to other registrars. “Registrar” shall also mean and include any registrar in addition to GoDaddy.com, Inc. with which any of the other Domain Names, or any of them, is registered, and an entity that has responsibility and procedures in place for effecting transfers of .com domain names from a registrant to another party and for effecting transfers of .com domain names to other registrars.

“Required Contractual Consents” shall mean those consents required to be obtained in order to consummate the transactions contemplated by this Agreement.

“Required Governmental Approvals” shall mean those filings, notices or approvals required to be obtained in order to consummate the transactions contemplated by this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” shall mean the schedule(s) entitled “Seller Disclosure Schedule”, dated of even date herewith. Seller Disclosure Schedule shall be considered a part of this Agreement.

“Seller Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed by Seller in connection with this Agreement.

“Seller’s Assets” shall mean those assets listed on Exhibit A.

“Software” shall have the meaning specified in the definition of Intellectual Property.

“Tangible Personal Property” of Seller shall mean all equipment, supplies, spare parts, and other tangible personal property relating to Seller’s Assets.

“Tax” shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority. “Taxing” and “Taxable” shall have the correlative meanings.

“Tax Authority” shall mean any Authority having jurisdiction over the reporting and payment of any Taxes.

“Third Party Claim” shall have the meaning specified at Section 13.4.

“Website” shall mean the webpages and website associated with the URL and hostname www.anyevent.com and/or any or all websites employing the Domain Name as its address on the World Wide Web or Internet.

References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules,” shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural and in any gender depending on the reference; the present tense shall include the past and future tense; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and assigns; and (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Assets to be Transferred. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller and Purchaser herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, by appropriate deeds, bills of sale, assignments and other instruments satisfactory to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to Seller’s Assets. For purposes of this Section 2.1 only, “Seller” shall mean Any Event, John Pirample and Timothy Bordonaro, former President of Any Event. This transfer also includes the following:

(a) Assignment and Conveyance of All Rights to Domain Names and Marks: Seller hereby grants, assigns, and quitclaims to Purchaser all of its right, title, and interest in perpetuity throughout the universe in and to the Domain Names and the Marks (and their associated goodwill) to the fullest extent possible, and Seller agrees that all of its right, title, and interest in and to the Domain Names and the Marks shall be the sole and exclusive property of Purchaser to be used in any manner at Purchaser’s sole and absolute discretion. Seller will cease to maintain an Internet site under the Domain Names effective immediately and will not register or attempt to register the Domain Names, Marks or any variants thereof as a domain name or as a trademark or service mark.

(b) The Marks: This assignment and grant of rights in and to the Marks includes all right, title and interest that Seller may own in (i) the words “any event”, “any event tickets” and/or “anyevent.com” as word marks, independent of any design, (ii) the words “any event”, “any event tickets” or “anyevent.com” as used as part of any design, (iii) any and all common law rights in the Marks owned by Seller, and (iv) all designs and logos related to the Marks, and all stylized versions thereof, together with the right to recover for the past infringements thereof, and the good will and portion of the business of Seller pertaining to and symbolized by such trademarks.

(c) The Domain Names. This assignment and grant of rights includes the Domain Names, and such assignment and grant of rights is subject to and governed by this Agreement and the terms set forth in the document entitled “Domain Names Assignment” that is attached as Exhibit C to this Agreement and incorporated herein by this reference. Seller and Purchaser agree to execute the Domain Names Assignment simultaneous with the execution of this Agreement. Effective immediately as of the Closing Date, Seller shall cease any and all use of the Domain Names.

(d) Copyrights. In addition to the foregoing, Seller hereby grants, assigns and quitclaims to Purchaser all copyrights, if any, whether registered or unregistered, that are owned or controlled by Seller in and to the Marks, the Domain Names, the Software, the Website, or any of the Intellectual Property and all copyrights owned or controlled by Seller related to the Marks, the Domain Names, the Software, the Website, or any of the Intellectual Property, throughout the universe, as well as any derivative rights and copyrights relating thereto.

2.2 Registrar and Domain Name Transfer: Upon execution of this Agreement, Seller shall request that the Registrar transfer the Domain Names to Purchaser in accordance with the Registrar’s then-current domain name transfer procedures. Purchaser shall promptly provide to Seller and/or Registrar, in accordance with Registrar’s then-current domain name transfer procedure, any and all information necessary for Seller and Registrar to effect the Domain Names transfer, including the Purchaser’s account information and the Purchaser’s registrar information, if different from the Registrar. After initiating the transfer processes for all Domain Names, Seller shall promptly reply to any and all requests made by the Registrar to complete the transfers including, without limitation, any requests for additional information or documentation. Seller shall promptly provide to Purchaser copies of all correspondence with the Registrar related to the Domain Names. Seller shall promptly notify Purchaser of the successful completion of the transfers as reflected in the WHOIS databases on Registrar’s web site (located at www.godaddy.com or other URL where any other registrar may be found).

2.3 Title to Seller’s Assets. Seller’s Assets shall be conveyed free and clear of all liabilities, obligations and Liens (other than those set forth in the Seller Disclosure Schedules (if any)).

ARTICLE III

ASSUMPTION OF LIABILITIES

Purchaser shall not assume or be liable for any liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, known or unknown, which exist on the Closing Date or which arise thereafter as a result of any act, omission or circumstance taking place prior to the Closing Date, including, without limitation, any of Seller’s liabilities or obligations relating to the past employment or termination of Seller’s employees or relating to any benefit plan.

ARTICLE IV

PURCHASE PRICE, PAYMENT AND RELATED MATTERS

4.1 Purchase Price. The purchase price (the “Purchase Price”) for Seller’s Assets shall be a cash payment of $300,000 (“Cash Payment”) and 137,500 shares of restricted common stock of Purchaser (the “Shares”). After the Closing Date, Purchaser shall conduct an audit of the Seller’s ticket brokerage business and Inventory, and shall reimburse Seller for the cost of the Inventory, the amount of which shall be determined at the conclusion of an audit to be performed by Purchaser, pursuant to Section 12.3.

4.2 Status of Shares. Seller acknowledges that (a) the Shares have not been registered by Purchaser under the Securities Act or with any Authority and are being issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to promulgated thereunder Section 4(2) and Regulation D and (b) the certificates evidencing the Shares will bear a restricted legend. Seller acknowledges that the Shares may not be resold or transferred unless the Shares are first registered in accordance with the Securities Act.

ARTICLE V

CLOSING

5.1 Time and Place. The Closing is effective as of March 14, 2007. Possession and control of Seller’s Assets shall vest in Purchaser as of the Closing.

5.2 Transactions at the Closing. At the Closing, the following shall occur:

(a) Purchaser shall deliver the Cash Payment and title to the Shares to the Seller;

(b) Seller shall deliver to Purchaser assignments in registrable form of all trademarks, service marks, copyrights, domain names and registrations or applications for the same included within Seller’s Assets and a bill of sale and assignment of Seller’s Assets, and such other instruments of sale, transfer, conveyance, assignment and confirmation, and Seller shall take such further actions, as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of Seller’s Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto; and

(c) Seller shall deliver to Purchaser all of the Books and Records relating to Seller’s Assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to Purchaser that:

6.1 Organization; Authority; Due Authorization.

(a) Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Ohio and is qualified to do business in Nevada.

(b) Authority to Execute and Perform Agreements. Seller has all power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Seller Documents and to perform fully Seller’s obligations hereunder and thereunder.

(c) Due Authorization; Enforceability. Seller has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other Seller Documents to be executed by it and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

(d) No Other Marks. Seller has no other Domain Names, marks, trademarks, service marks or trade names used in connection with Any Event Tickets’ business other than what is listed in Exhibit A, and all such Domain Names, marks, trademarks, service marks or tradenames are included within this Asset Purchase Agreement and the Domain Names Assignment attached hereto as Exhibit C.

6.2 No Violation. Neither the execution or delivery by Seller of this Agreement or any of Seller Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the operating agreement or other charter documents of Seller; (b) result in the creation or imposition of any Lien upon any of Seller’s Assets; or (c) violate or require any consent or notice under any Applicable Law or Order to which Seller or any of its properties is subject.

6.3 Regulatory and Other Approvals. To the knowledge of Seller, no consent, approval, authorization, notice, filing, exemption or other requirement must, pursuant to any Applicable Law or Order be obtained from any Authority or Person or which must otherwise be satisfied by Seller in order that (a) the execution or delivery by Seller of this Agreement or any of the other Seller Documents (b) the consummation of the transactions contemplated herein or therein or will not (i) violate in any material respect any Applicable Law, any applicable Order to which Seller is subject or any License or Permit of Seller; or (ii) result in the creation or imposition of any Lien upon any of Seller’s Assets.

6.4 Title to Seller’s Assets. Seller has good and marketable title to each of Seller’s Assets and the valid and enforceable right to receive and/or use each of Seller’s Assets free and clear of any and all Liens. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will at the Closing vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Seller’s Asset in Purchaser, free and clear of all Liens.

6.5 Litigation. There is no litigation pending or, to the knowledge of Seller, threatened relating to Seller’s Assets.

6.6 Intellectual Property. As of the date hereof to the knowledge of Seller:

(i) all Intellectual Property within Seller’s Assets are valid and in full force and effect and are not subject to any Taxes;

(ii) all of the Software of Seller performs in full compliance with all of the specifications therefore (including, without limitation, functional specifications) set forth in user manuals, promotional materials or license agreements;

(iii) accurate and complete copies of all source codes relating to all versions of each item of Software of Seller exist and have been made available to Purchaser;

(iv) there are no pending claims, actions, or other adversary proceedings, disputes or disagreements involving Seller concerning any item of its Intellectual Property, and, to the Knowledge of Seller, no such action, proceeding, dispute or disagreement is threatened.

6.7 Tangible Personal Property. As of the date hereof:

(a) Seller has good and marketable title owned by it to each item of its Tangible Personal Property, free and clear of all Liens or other encumbrances; and

(b) each item of Tangible Personal Property is in good operating condition and repair, usable in the ordinary course of business, and the operation thereof as conducted during the twelve-month period prior to the date hereof, as presently conducted and as currently proposed to be conducted is not, in any material respect, in violation of any applicable law.

6.8 Investment Representation. Seller is and will be acquiring the Shares for investment purposes only and not with a view to distribution.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

7.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the Applicable Laws of Delaware.

7.2 Authority to Execute and Perform Agreements. Purchaser has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Purchaser Documents and to perform fully its respective obligations hereunder and thereunder.

7.3 Due Authorization; Enforceability. Purchaser has taken all actions necessary to enter into and perform its obligations under this Agreement including the issuance of the Shares and all other Purchaser Documents and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by Purchaser and (assuming the due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligations of Purchaser enforceable in accordance with its terms.

7.4 Capitalization. The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of common stock, par value $0.08, of which 18,440,305 shares are outstanding as of the date of this Agreement and (ii) 500,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. The Shares have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders.

ARTICLE VIII

COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

The parties hereto covenant and agree as follows:

8.1 Business Examinations and Physical Investigations of Seller’s Assets. Purchaser shall be entitled, through its employees and representatives, to make such investigations and examinations of Seller’s Assets and the Books and Records of Seller as Purchaser may request for the purpose of familiarizing Purchaser with Seller’s Assets. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by Purchaser shall, however, diminish or obviate in any way, or affect Purchaser’s right to rely upon, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

8.2 Cooperation and Consents. Prior to the Closing Date, each party shall cooperate with the other to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all Authorities and other Persons the consent or approval of which, or a license or permit from which, is required for the consummation of the transactions contemplated herein and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. The parties shall also use their respective best efforts to expedite the review process and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable. To the extent permitted by Applicable Law, the parties shall request that each Authority or other Person whose review, consent or approval is requested treat as confidential all information which is submitted to it. Seller and Purchaser shall bear their own costs and expenses incurred or fees paid to Authorities to obtain any governmental approvals and contractual consents. Each Party shall bear its own costs and expenses (including fees paid to authorities) incurred to obtain such consents, approvals, licenses or permits.

8.3 Cooperation and Further Documentation:

(a) Seller agrees to execute and deliver without further consideration such further instruments and other documents, and to cooperate with Purchaser in any manner as may be reasonably required by Purchaser to effectuate the purpose and intent of this Agreement, so that the transfer of the Domain Name to Purchaser is recorded in the appropriate registrar for the Domain Name, including, without limitation, by completion, signature, response email, online actions, notarization and/or filing of all documents necessary to record such sale and transfer and to allow the Domain Name to point to computer servers designated by Purchaser. Seller agrees to undertake whatever actions are required by the Registrar, including, without limitation, the initiation of the transfer process and removal of any registrar locks, to effectuate the transfer of ownership of the Domain Name to Purchaser so that the Purchaser will be the sole registered owner of the Domain Name and will be registered on whatever ICANN-accredited domain name registrar that Purchaser shall designate.

(b) In the event that Purchaser determines that it will require from Seller further documents or instruments to allow it to register the Domain Name or the Marks or to apply for and prosecute a trademark or service mark application with the United States Patent and Trademark Office, Seller agrees to execute such other or additional documents as Purchaser deems necessary to protect and/or enforce its full and exclusive rights to the Domain Name, Marks, their associated goodwill, and all other expanded, alternative, similar or derivative domain names, URLs, trademarks or service marks.

8.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, Seller shall not, nor shall it cause, suffer or permit the directors, managers, officers, employees, representatives, agents, investment bankers, advisors, accountants or attorneys of Seller to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal that constitutes or could be reasonably expected to lead to an acquisition of Seller’s Assets from any Person, or engage in any discussions or negotiations relating thereto, or accept any such acquisition or otherwise facilitate, attempt to seek or continue any of the foregoing.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION
OF EACH PARTY TO CLOSE

The obligations Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing of all of the conditions set forth below in this ARTICLE IX.

9.1 No Action or Proceeding. The consummation of the transactions contemplated herein shall not violate any Applicable Law. Further, no legal restraint preventing the consummation of the transactions contemplated herein, or imposing material damages in respect thereof, shall be in effect, nor shall there be any action or proceeding pending or threatened by any Person which seeks any of the foregoing.

9.2 Governmental and Other Approvals. All Required Governmental Approvals and all Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would be materially burdensome upon the Business. All Required Governmental Approvals and Required Contractual Consents shall be in effect and all conditions and requirements prescribed by any of the same to be satisfied on or prior to the Closing Date shall have been satisfied.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION
OF PURCHASER TO CLOSE

The obligations of Purchaser to consummate the trans actions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this ARTICLE X.

10.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in each other Seller Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

10.2 Performance of Covenants. Each obligation of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other Seller Document shall have been duly performed on or before the Closing Date.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATION
OF SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this ARTICLE XI.

11.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and in each other Purchaser Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

11.2 Performance of Covenants. Each of the obligations of Purchaser to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other Purchaser Document shall have been duly performed in all material respects on or before the Closing Date.

ARTICLE XII

COVENANTS AND AGREEMENTS OF THE PARTIES
AFTER CLOSING

12.1 Cooperation of Seller. Seller shall, and shall cause its employees to, cooperate with Purchaser to provide such assistance and documentation as may be necessary or appropriate to permit Purchaser to fully exploit Seller’s Assets.

12.2 Delivery of Seller’s Assets. Immediately after the Closing, Seller shall deliver or cause the delivery of all Tangible Personal Property, and the Books and Records as instructed by Purchaser at Purchaser’s cost.

12.3 Audit. Immediately after the Closing, Purchaser will conduct an audit of the Seller’s ticket brokerage business and Inventory at Purchaser’s cost. Upon completion of the audit, Purchaser shall reimburse Seller for the actual costs of the Inventory.

12.4 Employment Agreement. Purchaser shall execute and deliver an Employment Agreement with John Pirample, substantially in the form as set forth on Exhibit B, and Seller shall assist Purchaser (or its designee) with the execution and delivery of such Employment Agreement.

12.5 Consulting Agreement. Purchaser shall execute and deliver a Consulting Agreement with Timothy Bordonaro for a period of 90 days, commencing on March 14, 2007. Purchaser shall pay a consulting fee of $150,000 and 25,000 shares of Purchaser’s restricted common stock for Mr. Bordonaro’s consulting services. The Consulting Agreement shall be substantially in the form as set forth on Exhibit D, and Seller and John Pirample shall assist Purchaser (or its designee) with the execution and delivery of such Consulting Agreement.

12.6 Shares. After the Closing, Purchaser shall deliver a share certificate to the Seller for the Shares.

ARTICLE XIII

INDEMNIFICATION

13.1 Indemnification by Seller. Seller shall indemnify, defend and hold harmless (i) Purchaser, (ii) each of Purchaser’s Affiliates, assigns and successors in interest to Seller’s Assets, and (iii) each of their respective shareholders, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from:

(a) provided Purchaser’s claim therefore is instituted by written notice within the time period specified in Section 13.5, any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any other Seller Document including, without limitation, any attempt (whether or not successful) by any Person to cause or require Purchaser to pay, perform or discharge any debt, liability or commitment the existence of which constitutes a breach of any such representation, warranty, covenant or agreement;

(b) any litigation, arbitration, governmental investigation, suit, action or other proceeding arising prior to the Closing Date, and any liability of Seller arising prior to the Closing Date;

(c) any Tax Liability of Seller;

(d) breach of any of the representations or warranties by Seller under Article VI of this Agreement;

(e) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

13.2 Indemnification by Purchaser. Provided Seller’s claim therefore is instituted by written notice within the time period specified in Section 13.6, Purchaser shall indemnify, defend and hold harmless Seller from and against any Losses arising out of or due to a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any Purchaser Document, and from any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

13.3 Notice to Indemnifying Party. Any party (the “Indemnified Party”) seeking indemnification pursuant to Sections 13.1 or 13.2, or pursuant to any other indemnification covenant contained in this Agreement, shall promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which such indemnification is sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.

13.4 Third Party Claims.

(a) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such Third Party Claim in full if the same is decided adversely. If the Indemnifying Party assumes the defense of any Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party without cost to the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

(b) Defense by Indemnified Party. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend against such Third Party Claim and settle or compromise the same, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) such defense with its own counsel and at its own expense. The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder, unless suit shall have been instituted against it and the Indemnifying Party shall not have assumed the defense of such suit after notification as provided in Section 13.3.

13.5 Survival of Representations and Covenants of Seller. With the sole exception of those covenants which are to be performed by Seller after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations (including extensions and waivers thereof)), each representation, warranty, covenant and agreement of Seller contained herein shall survive the execution and delivery of this Agreement and the Closing for a period of one year and shall thereafter terminate and expire on the first anniversary of the Closing Date, unless, on or before such date, Purchaser has delivered to Seller a written notice of a claim with respect to such representation, warranty, covenant or agreement.

13.6 Survival of Representations and Covenants of Purchaser. With the sole exception of those covenants which are to be performed by Purchaser after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations), each representation, warranty, covenant and agreement of Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing for a period of one year and shall thereafter terminate and expire on the first anniversary of the Closing Date, unless, on or before such date, Seller has delivered to Purchaser a written notice of a claim with respect to such representation, warranty, covenant or agreement.

13.7 Limitations. In no event shall the indemnification obligations of Seller exceed the fair market value of the Shares at the time of the claim. In addition, those obligations shall be subject to reduction for any payments received by an Indemnified Party from any insurer or other third party or the amount of any tax benefits to an Indemnified Party.

ARTICLE XIV

TERMINATION; REMEDIES

14.1 Termination Upon Default. Either party may terminate this Agreement by giving notice to the other on or prior to the Closing Date, without prejudice to any rights or obligations it may have, if (i) after written notice of the default and the passage of (A) ten (10) Days, in the case of a default which is by its nature incapable of being cured, or (B) thirty (30) Days, or such shorter period as may end upon the scheduled Closing Date, in the case of a default which by its nature is capable of being cured, the other party has failed in the due and timely performance of any of its covenants or agreements herein contained or there shall have been a breach of the other’s warranties or representations herein contained, and (ii) such failure or breach could reasonably be expected to give the non-defaulting party grounds not to close pursuant to ARTICLE X or ARTICLE XI, as the case may be. In any such event the party who is not guilty of the breach may, in addition to all of its other rights and remedies, recover all Losses incurred by it from the party responsible for the breach.

14.2 Attorneys’ Fees. If Seller or Purchaser shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 14.2 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

ARTICLE XV

EXPENSES; CONFIDENTIALITY

15.1 Expenses of Sale. Each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein and therein.

15.2 Confidentiality. Subject to any obligation to comply with (i) any Law (ii) any rule or regulation of any Authority or securities exchange or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other or any Affiliate of the other, and all of the terms and conditions of this Agreement, shall, until the Closing or termination of this Agreement, be kept in confidence by each party, and each party shall cause its shareholders, members, partners, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by Purchaser through its own independent investigations of Seller or received by Purchaser from a source not known by Purchaser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller nor to any information obtained by Purchaser which is generally known to others engaged in the trade or business of Seller; and provided, further, that from and after the Closing, Purchaser shall be under no obligation to maintain confidential any such information concerning Seller. In the event either party becomes legally compelled to disclose any such information, it shall promptly provide the other with written notice of such requirement so that the other may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, each party shall return or cause to be returned to the other all written data, information, files, records and copies of documents, worksheets and other materials obtained by such party in connection with this Agreement.

15.3 Publicity. Up to (and including) the Closing Date, no publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by Purchaser and Seller; provided, however, that such restrictions shall not apply to any disclosure required by Authorities, Applicable Law or the rules of any securities exchange which may be applicable.

ARTICLE XVI

NOTICES

16.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telex or telecopy, in all cases, addressed to:

Purchaser: Tix Corporation 12001 Ventura Place, Suite 340 Studio City, California 91604 Attention: Mitchell J. Francis Telecopy No: (818) 761-0172
Seller: John’s Tickets, LLC 5309 Great Horizons Drive Las Vegas, Nevada 89149 Attention: John Pirample Telecopy No: (702) 645-8926

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

ARTICLE XVII

MISCELLANEOUS

17.1 Further Assurances. Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17.2 Modifications and Amendments; Waivers and Consents. At any time prior to the Closing Date or termination of this Agreement, Purchaser, on the one hand, and Seller on the other hand, may, by written agreement:

(a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

(b) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; and

(c) waive compliance with any of the covenants or agreements of the other party contained in this Agreement. However, no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent shall be given in writing.

17.3 Entire Agreement. This Agreement (including the exhibits hereto, Purchaser Documents and Seller Disclosure Schedules) and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of Seller’s Assets and related transactions; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

17.4 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed wholly within the State of Nevada, and without regard to conflicts of law principles. Any claim, suit, or action to interpret, with respect to any matter arising out of or relating to this Agreement shall be commenced only in the state or federal courts located in Las Vegas, Nevada, and each party hereby consents to the exclusive jurisdiction of the foregoing courts, and waives any objections to jurisdiction, venue or forum. The parties agree that they may be served with process by personal service and/or certified mail.

17.5 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party; provided, however, that prior to or following the Closing, this Agreement and any rights and obligations of Purchaser hereunder, and under any Purchaser Documents may, without the prior written consent of Seller, be assigned and delegated by Purchaser to any Person affiliated with Purchaser or pledged or hypothecated to any lender(s) of Purchaser or any such Affiliate, and following the Closing, this Agreement and any rights and obligations of Purchaser hereunder and under any Purchaser Documents may also be assigned and delegated by Purchaser, without the prior written consent of Seller, to any successor-in-interest of Purchaser to Seller’s Assets or to a substantial portion thereof; provided, however, that no delegation by Purchaser of any such obligation shall relieve Purchaser of liability therefor or relieve Purchaser of the obligation to deliver the Purchase Price at the Closing.

17.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

17.7 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.8 Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

17.9 No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER

Tix Corporation

By:	/s/ Mitchell J. Francis
Name: Mitchell J. Francis
Title: Chief Executive Officer

SELLER John’s Tickets, LLC, dba Any Event Tickets

By:	/s/ John Pirample
Name: John Pirample
Title: Manager

/s/ John Pirample
John Pirample

Solely with respect to the provisions set forth in Section 2.1 of this Agreement, Timothy Bordonaro has executed this Agreement as of the date first set forth above.

/s/ Timothy Bordonaro
Timothy Bordonaro

EXHIBIT A
SELLER’S ASSETS

See attached list of all assets of John’s Tickets, LLC, dba Any Event Tickets, which is incorporated herein by this reference.

A-1

EXHIBIT B
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 14, 2007 by and between TIX CORPORATION, a Delaware corporation, with its principal office at 12001 Ventura Place, Suite 340, Studio City, California 91604 (the “Company”), and John Pirample (“Employee,” and collectively with the Company, the “Parties”), with reference to the following facts:

WHEREAS, the Company desires to employ the Employee, and Employee desires to be employed by Company pursuant to the terms hereof;

WHEREAS, Employee desires to commit to an agreement with the Company to serve as the Premium Ticket Manager; and

NOW, THEREFORE, the Company and Employee desire to set forth in this Agreement the terms and conditions of the Employee’s employment with the Company.

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company employs Employee, and Employee hereby accepts employment, as Premium Ticket Manager (“Manager”).

1.2 Duties. Employee shall perform such duties for the Company as listed in the attached Exhibit A, and other duties that may be assigned to him from time to time by the Chief Executive Officer (the “CEO”). Employee shall report directly to the CEO and Chief Operating Officer (“COO”).

1.3 Exclusive Employment. Employee agrees to devote all of Employee’s business time, energy and efforts to the business of the Company and will use Employee’s best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Employee is employed by the Company, or for so long as Employee is receiving severance under Section 4.3.1 of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

1.3.1 make and manage personal business investments of Employee’s choice without consulting the Board; and

1.3.2 serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board or Chief Executive Officer.

1.4 Covenants of Employee.

1.4.1 Reports. The Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Chief Executive Officer.

1.4.2 Rules and Regulations. The Employee shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and the Employee.

1.4.3 Opportunities. The Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION

2.1 Base Salary. During the period commencing the date hereof and ending upon the termination of Employee’s employment (the “Term”), for all services rendered by Employee hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of $80,000. This Base Salary shall be payable in accordance with the normal payroll practices of the Company.

2.2 Incentive Compensation. For the period between March 1 and February 28 of any calendar year, beginning in 2007 (however for the 2007 calendar year, such period shall commence on March 14) Employee shall receive 10% of EBITDA relating to the sale of Premium Tickets. Premium Tickets shall mean tickets that are sold above face value. Notwithstanding the foregoing, Employee shall not receive any more than $200,000 on a cumulative basis, pursuant to this Section 2.2.

2.3 Performance and Salary Review. Employee’s performance will be reviewed on no less than an annual basis. The Board may, but shall not be obligated to increase Employee’s Base Salary from time to time.

2.4 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

ARTICLE III

BENEFITS/BUSINESS EXPENSES

3.1 Benefits. During the Term, Employee shall be entitled to participate in such life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company makes available to the employees of the Company as a group.

3.2 Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his/her duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1 Term of Employment.

Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

4.1.1 February 28, 2010;

4.1.2 upon the death of Employee;

4.1.3 upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

4.1.4 upon delivery to Employee of written notice of termination by the Company For Cause; or

4.1.5 upon delivery of written notice from Employee to the Company for Good Reason.

4.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1 “For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

(a) Employee materially breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 30 days of written notice thereof from the Company (except for breaches of Sections 1.3 and 5 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(b) Employee commits any act of misappropriation of funds or embezzlement; or

(c) Employee commits any act of fraud; or

(d) Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

It is understood that, in the context of termination For Cause under Section 4.2.1 of this Agreement, the failure of Employee to perform assignments and other responsibilities on a timely basis or on a basis satisfactory to the CEO or Board shall not, in and of itself, constitute breach of this Agreement; to constitute a basis of termination For Cause, such failure must be due to the willful disregard or habitual neglect by Employee of his duties and responsibilities under this Agreement. Further, the inadvertent and unintentional violations of rules, regulations, guides, handbooks, procedures, policies of the Company shall not be the basis of termination For Cause.

4.2.2 “Good Reason” shall mean, in the context of a basis for termination by Employee of his employment with the Company (a) without Employee’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of President of the Company, or (b) there has been a material breach by the Company of a material term of this Agreement which continues uncured following 14 days after written notice by Employee to the Company of such breach.

4.3 Effect of Termination.

4.3.1 If Employee’s employment is terminated for any reason, Employee shall be entitled to:

(a) accrued and unpaid Base Salary through the date of termination;

(b) all benefits payable under applicable employee benefit plans in accordance with the terms of such plans;

(c) accrued but unused vacation paid out in accordance with legal requirements

(d) reimbursement for expenses incurred prior to the date of termination in accordance Section 3.2 of this Agreement.

4.3.2 Employee acknowledges that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

4.3.3 Employee shall have no obligation to offset any payments he receives from the Company following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Employee receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from comparable employment benefit plan or program of the Company.

ARTICLE V

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION; NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1 Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions. This Agreement and this subsection does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code.

5.2 Confidential/Trade Secret Information/Non-Disclosure.

5.2.1 Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various confidential/trade secret information of the Company. “Confidential/trade secret information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business. Employee and the Company agree that the term “confidential/trade secret” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/trade secret information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its affiliates and its predecessors and/or their employees during the term of Employee’s employment with the Company. It does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company or its affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an employee of the Company or its affiliates or predecessors and who did not derive it from the Company or its affiliates or predecessors.

5.2.2 Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a) Non-Disclosure. Employee agrees that he will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Employee’s job duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Employee agrees that he will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his/her duties under this Agreement. Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

5.2.3 Non-Solicitation of Customers/Prohibition Against Unfair Competition. Employee agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Employee agrees that, for a period during which the payments described in Section 4.2 are provided, he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.

5.3 Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

5.4 Non-Solicitation During Employment. Employee shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.5 Non-Solicitation of Employees. Employee agrees that, for one year following the termination of his employment, he shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.6 Breach of Provisions. If the Employee breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.7 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.8 Definition. For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

ARTICLE VI

MISCELLANEOUS

6.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Employee may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Tix Corporation 12001 Ventura Place, Suite 340 Studio City, California 91604 Telephone: (818) 761-1002 Facsimile: (818) 761-1072 Attention: Mitchell J. Francis

If to Employee:	John Pirample 5309 Great Horizon Drive Las Vegas, Nevada 89149 Telephone: (702) 321-1761

6.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5 Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.7 Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8 Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9 Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10 Applicable Law; Choice of Forum. Any proceeding between the parties arising out of or relating to this Agreement shall be brought in the appropriate forum in Las Vegas, Nevada. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Nevada without giving effect to principles relating to conflicts of law.

6.11 Arbitration.

6.11.1 Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

6.11.2 Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Las Vegas, Nevada, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Nevada, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.12 This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Employee’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TIX CORPORATION, a Delaware corporation

By:	/s/ Mitchell J. Francis
Name: Mitchell J. Francis
Title: Chief Executive Officer

/s/ John Pirample
John Pirample

Exhibit A to Employment Agreement

Duties of Premium Ticket Manager of Tix Corporation

Responsibilities shall include the day-to-day operations and management of the Company’s premium ticket broker business division, including direction of staff members of the Company’s premium ticket brokerage division and assistance with any other business operations as required by either the CEO or COO of the Company.

EXHIBIT C
DOMAIN NAMES ASSIGNMENT

This Agreement is made and entered into as of March 14, 2007, by and between John’s Tickets, LLC, an Ohio limited liability company dba Any Event Tickets, John Pirample and Timothy Bordonaro, former President of Any Event (collectively, “Seller”), on the one hand, and Tix Corporation, a Delaware corporation (the “Purchaser”), on the other hand, with regard to the registered domain name anyevent.com and all other domain names set forth in Exhibit A to the Asset Purchase Agreement, dated as of March 14, 2007 (the “Domain Names”).

1. Assignment of Domain Names/Conveyance of All Rights: For good and valuable consideration, receipt and sufficiency of which is acknowledged, Seller hereby grants, assigns, and quitclaims to Purchaser all of its right, title, and interest in and to the Domain Names to the fullest extent possible, and Seller agrees that all of its right, title, and interest in and to the Domain Names shall be the sole and exclusive property of Purchaser to be used in any manner at Purchaser’s sole and absolute discretion. Seller will cease to maintain Internet sites under the Domain Names effective immediately.

2. Representations and Warranties: Seller hereby represents, warrants and covenants that: (i) Seller has registered the Domain Name anyevent.com and used it on the Internet; (ii) Seller has not sold, transferred, or assigned any or all of its rights in and to the Domain Names or the Marks (as that term is defined in the Agreement to which this Domain Names Assignment is an exhibit); (iii) Seller has good and valid title to, and is the sole and exclusive owner of, the Domain Names, free and clear of any liens, mortgages or other encumbrances; (iv) Seller is the registered owner of the Domain Names on the WHOIS database; (v) Seller has a currently valid registration of the Domain Name of the domain name anyevent.com with the Registrar (GoDaddy.com, Inc. at www.godaddy.com), and has a valid registration of all Domain Names with GoDaddy.com or another Registrar; (vi) to the best of Seller’s knowledge, any intellectual property that Seller provides to Purchaser, including the Domain Names and the Marks, shall be free and clear of third party claims and will not, in any way, infringe upon or violate any trademark or any copyright or any rights of privacy or publicity, common law rights, or any other rights of any third party or constitute a libel or slander against any person, firm or corporation; (vii) to the best of Seller’s knowledge, the Domain Names do not infringe the trademark, trade name, service mark or related rights of any third party; (viii) Seller has received no notice, and Seller has no knowledge, of any pending or threatened claims or litigation by any third party relating to the use, registration, or ownership of the Domain Names; (ix) the registration and renewal fees charged by the Registrars for the Domain Names are paid at least through the effective date of this Agreement, and there are no other amounts due and owing to any third party, including, without limitation, the Registrar, with respect to the Domain Names through March 14, 2008; (x) Seller does not represent or warrant that it has any trademark rights in the Marks; (xi) to Seller’s knowledge, there are no other circumstances that would interfere with, prohibit or restrict in any way Purchaser’s use of the Domain Name and/or the consummation of the transaction contemplated by this Agreement; and (x) Seller has no other Domain Names, marks, trademarks, service marks or trade names used in connection with Any Event Tickets’ business other than what is listed in Exhibit A, all such Domain Names, marks, trademarks, service marks or tradenames are included within this Agreement and the Asset Purchase Agreement.

3. Monetary Consideration: Seller and Purchaser acknowledge that the Asset Purchase Agreement, dated as of March 14, 2007, between Seller and Purchaser (“Main Agreement”) provides for consideration for this transfer of rights.

4. Domain Names Transfer: Upon execution of the Main Agreement and this Domain Name Assignment, Seller shall request that the Registrar transfer the Domain Names to Purchaser in accordance with the Registrar’s then-current domain name transfer procedures. Purchaser shall promptly provide to Seller and/or Registrar, in accordance with Registrar’s then-current domain name transfer procedures, any and all information necessary for Seller and Registrar to effect the Domain Names transfers, including the Purchaser’s account information and the Purchaser’s registrar information, if different from the Registrar. After initiating the transfer process, Seller shall promptly reply to any and all requests made by the Registrar to complete the transfers including, without limitation, any requests for additional information or documentation. Seller shall promptly provide to Purchaser copies of all correspondence with the Registrar related to the Domain Names. Seller shall promptly notify Purchaser of the successful completion of the transfers as reflected in the WHOIS database on Registrar’s web site (located at www.godaddy.com or other URL where any other registrar is located).

5. Registrar Fees: Purchaser shall be responsible for payment of, and shall promptly pay, any and all Registrar fees associated with the transfer of the Domain Names, if any, including any transfer fees. If the Registrar requires the transferring registrant to pay fees to initiate the transfer or consummate the transfer, then Seller shall pay such fees and, upon written notice by seller, Purchaser shall promptly reimburse Seller for such payments.

6. Cooperation and Further Documentation: (a) Seller agrees to execute and deliver without further consideration such further instruments and other documents, and to cooperate with Purchaser in any manner, as may reasonably be required by Purchaser to effectuate the purpose and intent of this Domain Name Assignment, so that the transfer of the Domain Name to Purchaser is recorded in the appropriate registrar for the Domain Names, including, without limitation, by completion, signature, response e-mail, online actions, notarization and/or filing of all documents necessary to record such sale and transfer and to allow the Domain Names to point to computer servers designated by Purchaser. Seller agrees to undertake whatever actions are required by the Registrar, including, without limitation, the initiation of the transfer process and removal of any registrar locks, to effectuate the transfer of ownership of the Domain Name to Purchaser so that the Purchaser will be the sole registered owner of the Domain Name and will be registered on whatever ICANN-accredited domain name registrar that Transferee shall designate. (b) In the event that Purchaser determines that it will require from Seller further documents or instruments to allow it to register the Domain Name or the Marks or to apply for and prosecute a trademark or service mark application with the United States Patent and Trademark Office, Seller agrees to execute such other or additional documents as Purchaser deems necessary to protect and/or enforce its full and exclusive rights to the Domain Name, Marks, their associated goodwill, and all other expanded, alternative, similar or derivative domain names, URLs, trademarks or service marks.

7. Uniqueness and Remedies: Seller and Purchaser acknowledge that the Domain Name and the Marks, and the goodwill, rights, and privileges flowing from the Domain Name and the Marks, are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which would cause irreparable injury and damage that could not be reasonably or adequately compensated in connection with damages asserted in an action at law. In light of the foregoing, Seller acknowledges that monetary relief would not be an adequate remedy for a breach or threatened breach by Seller of the provisions of this Domain Name Assignment and that Purchaser shall be entitled to the enforcement of this Domain Name Assignment by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that Purchaser may have. If either party to this Domain Name Assignment resorts to equitable relief for breach or threatened breach of any provision of this Domain Name Assignment, it shall not be construed to be a waiver of any other rights or remedies that the party may have for damages or otherwise.

8. Indemnification: The Seller agrees to indemnify and hold Purchaser and its officers, directors, affiliates, agents, employees, successors and assigns (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense incurred, suffered or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of or based upon any claim of a third party arising out of or in connection with any claim that Purchaser’s use of the Domain Name or the Marks (as authorized or permitted by the Main Agreement and this Domain Name Assignment) violates the rights of such third party in and to such Domain Name or Marks and/or as a result of or based upon any breach, inaccuracy or failure of a representation, warranty or covenant of Seller contained in this Domain Name Assignment or the Main Agreement.

9. Choice of Law and Forum Selection: This Domain Name Assignment shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed wholly within the State of Nevada, and without regard to conflicts of law principles. Any claim, suit, or action to interpret, with respect to any matter arising out of or relating to, this Domain Name Assignment or involving the Domain Name, the Marks or the Website (as defined in the Main Agreement) shall be commenced only in the state or federal courts located in Las Vegas, Nevada, and each party hereby consents to the exclusive jurisdiction of the foregoing courts, and waives any objections to jurisdiction, venue or forum. The parties agree that they may be served with process by personal service and/or certified mail.

10. Entire Agreement: This Domain Name Assignment and the Main Agreement contain the entire agreement of the parties with respect to the matters contemplated herein. This Domain Name Assignment and the Main Agreement supersede any and all prior agreements, negotiations, or understandings between the parties, whether written or verbal, express or implied. The terms of this Domain Name Assignment or the Main Agreement cannot be changed or modified unless any such change or modification is in writing and signed by the parties to be bound.

11. Successors and Assigns: This Domain Name Assignment is binding upon all predecessors-in-interest, successors, assigns, licensees, partners, venturers, representatives, agents and employees of the parties.

12. Non-Waiver of Breach: No waiver of any provision hereof can be waived unless such waiver is in writing. Waiver by one party of performance of any provision hereof shall not invalidate this Domain Name Assignment, nor shall it be deemed to be a waiver by such party of any other provision thereof. No breach of any provision shall invalidate this Domain Name Assignment, nor shall it be deemed to be a waiver by such party of any other provision hereof.

13. Authorization: The respective undersigned signatories each hereby warrant that he/she is duly authorized to execute this Domain Name Assignment on behalf of the party for which he/she has signed.

14. Attorney’s Fees: In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by it/him in connection therewith, including without limitation reasonable attorneys’ fees.

15. Notices: Delivery: The provisions regarding notices in the Main Agreement shall apply.

16. Counterparts: This Agreement may be executed in counterparts and by facsimile, and once so signed, such counterparts shall constitute a single original document.

[REMAINDER OF THIS PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, agreeing to all of the foregoing, have caused this Domain Name Assignment to be executed by their duly authorized officers or agents, effective as of the day and year first set forth above, in the spaces provided below.

“Seller”

JOHN’S TICKETS, LLC, dba Any Event Tickets

By:	/s/ John Pirample
Name: John Pirample
Title: Manager

By:	/s/ Timothy Bordonaro
Name: Timothy Bordonaro

Subscribed and sworn to before me this 14th
day of March, 2007.

/s/

Notary Public, State of Nevada, County, Clark
My Commission Expires: October 27, 2008

“Purchaser”

Tix Corporation

By:	/s/ Mitchell J. Francis
Name: Mitchell J. Francis
Title: Chief Executive Officer

Subscribed and sworn to before me this 14th
day of March, 2007.

/s/

Notary Public, State of Nevada, County, Clark
My Commission Expires: October 27, 2008

EXHIBIT D
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of March 14, 2007 (the “Effective Date”) by and between Tix Corporation, a Delaware corporation (the “Company”), 12001 Ventura Place, Suite 340, Studio City, CA 91604 and Timothy Bordonaro, an individual (“Consultant”), 401 Laverne Street, Punta Gorda, Flordia 33980, with reference to the following facts:

A.	The Company has entered into an Asset Purchase Agreement with John’s Tickets, LLC, an Ohio limited liability company dba Any Event Tickets (“Any Event Tickets”).

B.	Consultant has provided services to Any Event Tickets and has previously served Ideal Ticket Agency, Inc. as President for a period of 14 years, from 1989 to 2003.

C.	Any Event Tickets was a ticket brokerage business that operated from Las Vegas, Nevada and Cleveland, Ohio (the “Cleveland Office”).

D.	The Cleveland Office was the main office from which Any Event Tickets operated its ticket brokerage business.

E.	The Company purchased all assets of Any Event Tickets on March 13, 2007, and desires to engage Consultant for consulting services.

Now, therefore, with reference to the foregoing facts, the Company and Consultant agree as follows:

1. Engagement of Consultant. The Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of its ability, upon the terms and conditions hereinafter set forth. Such consulting services shall include, but not be limited to, consulting advice and performance of services as outlined in Section 2 below.

2. Services. During the term of Consultant’s engagement, Consultant will provide consulting services to the Company, which shall include, but not be limited to: (a) assisting the Company with the transition and continuation of the ticket brokerage business as conducted by Any Event Tickets, (b) assisting the Company’s officers and employees, including Mitchell J. Francis, Chief Executive Officer and John Pirample, Premium Ticket Manager, with: (i) the continuation and creation of infrastructure and operation of the Company’s ticket brokerage business from the Cleveland Office to the office in Las Vegas, Nevada (the “Las Vegas Office”), (ii) the transition to the Las Vegas Office as the Company’s main office, and (iii) the continued utilization of the existing facility (or facilities) in Cleveland Office and (c) the integration of the ticket brokerage business in the Cleveland Office into the operations of the Las Vegas Office (the “Services”). Consultant shall use his best efforts to help the Company integrate and transition the business and assets purchased from Any Event Tickets.

3. Compensation

3.1 In consideration of the Services rendered and to be rendered by Consultant, and the performance by Consultant with its obligations under this Agreement, the Company shall to Consultant a consulting fee of $150,000 and 25,000 shares (the “Shares”) of the Company’s common stock, par value $0.08 per share (the “Common Stock”) within a reasonable period of time, not to exceed 90 days after the date of this Agreement.

3.2 Consultant represents and warrants to, and agrees with the Company as follows, with respect to the Shares;

3.2.1 Consultant is acquiring the Shares for his own account, for investment purposes only.

3.2.2 Consultant understands that an investment in the Shares involves a high degree of risk, and Consultant has the financial ability to bear the economic risk of this investment in the Shares, including a complete loss of such investment. Consultant has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

3.2.3 Consultant has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and in protecting its own interest in connection with this transaction.

3.2.4 Consultant understands that the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Consultant is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Securities may result in Consultant being required to hold the Shares for an indefinite period of time.

3.2.5 Consultant is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

3.2.6 Consultant agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to the Company any Transfer of the Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish the Company with an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act.

3.2.7 Consultant has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company. Consultant has had access to such financial and other information as is necessary in order for Consultant to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Consultant has had access.

3.2.8 Consultant acknowledges that any certificate evidencing the Common Stock will have a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

4. Term. The engagement of Consultant shall commence on the date of this Agreement and shall continue until the earliest to occur of the following:

4.1 90 days after the Effective Date;

4.2 Upon death or disability of Consultant;

4.3 By the Company “with cause,” effective upon delivery of written notice to Consultant given at any time (without any necessity for prior notice) if any one or more of the following shall occur:

4.3.1 a material breach of this Agreement by Consultant, which breach has not been cured within 5 days after a written demand for such performance is delivered to Consultant by the Company that reasonably identifies the manner in which the Company believes that Consultant has breached this Agreement;

4.3.2 any material act or event which inhibit Consultant from fully performing its responsibilities to the Company in good faith;

4.3.3 a felony indictment or conviction of Consultant;

4.3.4 breach of the confidentiality obligations of Consultant under this Agreement or violation of any insider trading law (including “tipping”);

4.3.5 Consultant commits any act of dishonesty, gross carelessness or gross misconduct; or

4.4 Upon notice from the Company to Consultant other than pursuant to Section 4.2 or 4.3.

The termination of Consultant’s engagement shall not terminate the rights and obligations of the parties under Sections 3.2, 4, 5, 6 and 9-23.

5. Representations and Warranties. Consultant represents and warrants to the Company that: (a) Consultant is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of its duties and the covenants hereunder; and (b) Consultant is under no physical or mental disability that would interfere with him/her keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

6. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant’s consulting fee and the Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees. Consultant shall be relying upon the Company to supply accurate data and information without independent verification.

7. Assignment. The Company is entering into this Agreement in reliance upon and in consideration of the skills and qualifications of Consultant. Consultant may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason.

8. Disclaimer of Responsibility for Acts of Company. The obligations of the Consultant described in this Agreement consist solely of the Services to Company. In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such decisions.

9. Indemnity. Each party agrees to indemnify, defend and hold the other party (and its directors, officers, employees and agents) harmless against any and all claims, loss, cost, liability, or expense (including, without limitation, reasonable attorneys’ fees and costs) incurred, sustained and/or paid by such other party arising out of (a) any breach by such party of any of its representations, warranties or covenants made under or in connection with this Agreement, or (b) the gross negligence or willful misconduct of such party in its performance under this Agreement.

10. Confidentiality. Consultant recognizes that during the course of Consultant’s activities on behalf of the Company, it will accumulate certain proprietary and confidential information and trade secrets used in the Company’s business and will have divulged to it certain confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, which constitute valuable business assets of the Company. Consultant hereby acknowledges and agrees that such information, except for information which is in the public domain prior to Consultant’s receipt thereof, or which subsequently becomes part of the public domain other than by Consultant’s breach of a confidentiality obligation, or which Consultant can clearly demonstrate was in its possession prior to receipt thereof from the Company and was developed by Consultant or received by Consultant from a third-party without breach of such third-parties confidentiality obligations with respect thereto (“Proprietary Information”) is confidential and proprietary and constitutes trade secret information and the Proprietary Information belongs to the Company and not to Consultant. Consultant agrees, to the extent not prohibited by law, that it shall not, at any time prior to termination of this Agreement or thereafter disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit in any manner any Proprietary Information obtained by Consultant under this Agreement, except in connection with and to the extent required by its performance of its duties hereunder for the Company and except that Consultant shall have no liability for unintentional, inadvertent immaterial disclosures more than one year after termination of this Agreement. Upon termination of this Agreement, Consultant shall deliver to the Company all tangible displays and repositories of Proprietary Information.

11. Publication and Release of Information. Consultant shall not disseminate, publish or publicly release any press release or other document regarding the Company that has not been approved in advance by the Company in writing. Furthermore, Consultant shall not make any statement or assertion regarding the Company that may be inconsistent with or contrary to information disclosed in the Company’s filings with the Securities and Exchange Commission.

12. Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

13. Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

14. Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

15. Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth in the introductory paragraph of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

16. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

17. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

18. Governing Law. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of Nevada.

19. Attorneys’ Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in ascertaining such party’s rights, in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

21. Headings. The section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

22. Arbitration. The parties agree that all controversies which may arise between them concerning any transaction, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by arbitration in accordance with the rules of the American Arbitration Association. This shall inure to the benefit of and be binding on the Company, its officers, directors, agents, independent contractors, employees, controlling persons, sureties and any person acting on its behalf as to this Agreement and shall inure to the benefit of and be binding on the Consultant, its officers, directors, agents, independent contractors, employees, controlling persons, sureties and any person acting on its behalf as to this Agreement. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

23. Arbitration Disclosures. Arbitration is final and binding on the parties. The parties are waiving their right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different from court proceedings. The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited. The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first above written.

Company:

TIX CORPORATION

By:	/s/ Mitchell J. Francis
Mitchell J. Francis
Chief Executive Officer

Consultant:

/s/ Timothy Bordonaro
TIMOTHY BORDONARO